NationsBank
NationsBank of Texas, N.A






     FIRST AMENDMENT
     to
     FINANCING AND SECURITY AGREEMENT

     This First Amendment to Financing and Security Agreement is executed and entered into by COMPUCOM SYSTEMS, INC. ("Borrower") and NATIONSBANK OF TEXAS, N.A. ("Lender"), effective as of the 31st day of March, 1994, as follows:

     Recitals


     Borrower and Lender are parties to the certain Financing and Security Agreement dated effective as of August 4, 1993 (hereinafter called the "Financing and Security Agreement").

     Borrower and Lender have agreed to amend the Financing and Security Agreement as provided herein.

     NOW THEREFORE, premises considered, for value received, Borrower and Lender hereby agree as follows:

     1. ARTICLE I ("DEFINITIONS") of the Financing and Security Agreement hereby is amended to add the following definitions, which shall be deemed added immediately following paragraph 1.61 thereof:

     "1.62     "Adjusted LIBOR Rate" shall mean a rate per annum which
is the London Interbank Offered Rate (determined and fixed for the duration of any Interest Period) as adjusted by Lender for the Reserve Requirement. Determination of the Adjusted LIBOR Rate shall be made by Lender in its discretion and shall be binding and conclusive in the absence of manifest error.

     1.63 "Category I Facility Balance" means that portion of the outstanding balance of the Facility which is greater than zero dollars and equal to, but not exceeding, Sixty Million and No/100 Dollars
($60,000,000.00).

     1.64 "Category II Facility Balance" means that portion of the outstanding balance of the Facility which is greater than the Category I Facility Balance.

     1.65 "Eurodollar Business Day" means any Business Day on which dealings in United States Dollars are conducted in the London interbank market.

     1.66 "Interest Period" means the period commencing on the first effective Eurodollar Business Day of a LIBOR Rate Option and ending one, two, three or six months thereafter, as designated by Borrower at the time of electing such LIBOR Rate Option, provided that (i) if any Interest Period would otherwise end on a day which is not a Eurodollar Business Day, then such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless to do so would extend such Interest Period into a subsequent calendar month, in which event such Interest Period shall end on the next preceding Eurodollar Business Day, and (ii) any Interest Period that begins on the last day of a calendar month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, shall end on the last Eurodollar Business Day of the last calendar month of such Interest Period, and provided further, that no Interest Period may end on a day which is after the expiration of the Contract Term.

     1.67 "Lender's Consequential Loss" means (a) with respect to any prepayment of any LIBOR Loan, any loss or expense incurred by Lender as a result of any such prepayment including, without limitation, an amount equal to (i) the amount of interest Lender would have earned in respect of the amount of such prepayment for the remaining period of the Tranche applicable to such LIBOR Loan, determined as of the date of any such prepayment, less (ii) the amount of interest, if any, Lender is able to obtain by reloaning or reinvesting such amount for a period of time equal or reasonably equivalent to such remaining period, determined as of the date of any such prepayment, plus (iii) any expense or penalty incurred by Lender on reinvesting such principal amount, and (b) with respect to any prepayment in full (or any partial prepayment which may be allowed by Lender under paragraph 2.4a(b)) of the Category I Facility Balance, any loss or expense incurred by Lender as a result of any such prepayment including, without limitation, an amount equal to (i) the amount of interest Lender would have earned in respect of the amount of such principal prepaid for the remaining period of the Contract Term, determined as of the date of any such prepayment, less (ii) the amount of interest, if any, Lender is able to obtain by reloaning or reinvesting such amount for a period of time equal or reasonably equivalent to such remaining period, determined as of the date of any such prepayment, plus (iii) any expense or penalty incurred by Lender on reinvesting such principal amount. Lender's calculation of the amount of Lender's Consequential Loss, if any, shall be conclusive in the absence of manifest error.


     1.68 "LIBOR Fixed Rate" means the Adjusted LIBOR Rate plus two and three-quarters percent (2.75%) per annum.

     1.69 "LIBOR Loan" at any time means the aggregate portion, if any, of the Category II Facility Balance which is subject to a LIBOR Rate Option.

     1.70 "LIBOR Rate Option" means any election by Borrower, in accordance with paragraph 2.2.2, to have any Tranche bear interest at the LIBOR Fixed Rate.

     1.71 "London Interbank Offered Rate" shall mean, with respect to each Interest Period, the rate per annum (determined and fixed for the duration of such Interest Period) determined by Lender to be the per annum rate at which dollar deposits (in amounts comparable to the principal amount to be subject to the LIBOR Fixed Rate and for a period of time equal or comparable to the such Interest Period) in immediately available funds are offered (at approximately 9:00 a.m. Dallas, Texas time) two Eurodollar Business Days prior to the first day of such Interest Period by leading banks selected by Lender in the London Interbank Eurodollar market for delivery on the first day of such Interest Period.

     1.72 "Prime Based Loan" at any time means the aggregate portion, if any, of the Category II Facility Balance which bears interest according to the Contract Rate.

     1.73 "Reserve Requirement" shall mean, on any day, that percentage which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) applied for determining the reserve requirements (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D (12 C.F.R. Part 24), or any successor or other law or regulation relating to reserve requirements applicable to Lender with respect to Eurocurrency liabilities or Eurocurrency funding.

     1.74 "Tranche" means any portion of the Category II Facility Balance which is designated to be subject to a LIBOR Rate Option, as provided by paragraph 2.2.2, provided that no Tranche may exist with respect to any principal amount less than $5,000,000.00."

     2. Each of the following definitions contained in ARTICLE I ("DEFINITIONS") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "1.13 "Contract Rate" means, on any day, a floating annual rate of interest calculated on the basis of actual days elapsed but computed as if each year consists of 360 days, equal to the sum of the Prime Rate effective as of the first day of the calendar month in which such day falls plus one-half per cent (0.5%). Upon written notification to Borrower at any time when any Event of Default exists, the Contract Rate otherwise applicable hereunder shall automatically increase by an additional two percent (2.0%) per annum, beginning on the effective date specified in such written notice (which shall be on or after the date on which any such Event of Default shall have first occurred) and continuing thereafter for so long as any such Event of Default remains uncured or until Lender may agree otherwise.

     "1.14     "Contract Term" means the period beginning on the
effective date specified in the preamble of this Agreement and continuing through March 31, 1997.

     "1.15     "Credit Limit" means the amount of One Hundred Fifty
Million and no/100 Dollars ($150,000,000), less the amount, if any of any applicable reduction in the Credit Limit pursuant to paragraph 2.11."

     "1.36     "Lender's Maximum Amount" means the amount of Fifty
Million and no/100 Dollars ($50,000,000.00).

     3. Paragraph 2.2 of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "2.2     Interest.  The unpaid principal from day to day
outstanding under the Facility shall bear interest as follows:

          2.2.1     Applicable Rate.

          (a) Fixed Rate. The unpaid principal of the Category I Facility Balance from day to day outstanding under the Facility shall bear interest at a fixed rate equal to seven and 18/100 percent (7.18%) per annum.

          (b) Contract Rate. Subject to any election by Borrower in respect of the LIBOR Fixed Rate under paragraph 2.2.1(c), the unpaid principal of the Category II Facility Balance from day to day outstanding under the Facility shall bear interest at the lesser of (i) the Contract Rate or (ii) the Maximum Rate, provided, however that, subject to the provisions of paragraph 9.10, in the event that the Contract Rate shall exceed the Maximum Rate at any time and thereafter the Contract Rate shall be less than the Maximum Rate, the rate of interest applicable hereunder shall remain at the Maximum Rate until the aggregate accrued interest to date under the Facility equals the amount that would have accrued had the Contract Rate at all times remained in effect.

          (c) LIBOR Fixed Rate. Subject to limitation by the Maximum Rate and the terms and provisions of this Agreement, and in lieu of the rate otherwise applicable under paragraph 2.2.1(b), Borrower shall have the option (to be exercised in the manner provided by paragraph 2.2.2) to elect the LIBOR Fixed Rate as being applicable to any Tranche of the Category II Facility Balance, provided, that (i) any such Tranche shall be in the minimum amount of $5,000,000.00, (ii) no more than four (4) separate Tranches may exist in the aggregate at any one time and (iii) the maximum aggregate amount of the Category II Facility Balance that may be subject to a LIBOR Rate Option at any time shall not exceed $75,000,000.00.

          (d) Maximum Rate. All past due principal and all past due accrued interest under the Facility shall accrue interest at the Maximum Rate.

          2.2.2 Election of LIBOR Rate Option. Borrower may elect a LIBOR Rate Option at any time by written notice of election, in form satisfactory to Lender, delivered to Lender no later than the close of Lender's business on Tuesday of any calendar week, applicable for the beginning of an Interest Period beginning on the following Thursday, therein stating (i) the LIBOR Rate Option elected, (ii) the Interest Period selected, and the date such Interest Period is to begin (which shall be the Thursday following the Tuesday on which any such written notice of election is delivered to Lender), and (iii) the principal amount of the Tranche to be subject to such LIBOR Rate Option (which shall be at least $5,000,000.00). Any such written notice of election shall be irrevocable by Borrower unless Lender agrees otherwise. Any unpaid principal of the Category II Facility Balance with respect to which no election of an LIBOR Rate Option is timely made, as provided herein, shall automatically be deemed to be subject to, and shall accrue interest at, the applicable rate provided by paragraph 2.2.1(b).

          2.2.3 Interest Payment Dates. Accrued interest under the Facility shall be payable as follows: (a) accrued interest on the Category I Facility Balance and on any Prime Based Loan shall be payable monthly on the last day of each calendar month, and (b) accrued interest on any LIBOR Loan shall be payable monthly on the last day of each calendar month and on the last day of the Interest Period applicable to such LIBOR Loan.

          2.2.4 LIBOR Limitation. If, with respect to any LIBOR Rate Option elected by Borrower, (a) Lender determines that deposits in United States Dollars, in applicable amounts, are not being offered to Lender, or other major United States banks of comparable size to Lender, in the London interbank Eurodollar market for the applicable Interest Period, or (b) Lender determines that the LIBOR Fixed Rate will not adequately and fairly reflect the cost to Lender of maintaining or funding the applicable portion of the Facility relative to such LIBOR Rate Option for such Interest Period, then at Lender's option, Lender may give notice to Borrower and thereby suspend Borrower's option to elect a LIBOR Rate Option, pending any subsequent reinstatement in Lender's discretion."

     4. Two new paragraphs shall be added immediately following paragraph 2.4 of the Financing and Security Agreement, which shall read in their entirety as follows:

     "2.4a     Prepayment; Lender's Consequential Loss.

          (a) Category II Facility Balance. Any and all prepayments (including without limitation application of collections and proceeds of Receivables under paragraph 3.8 and paragraph 2.4(b) of any portion of any LIBOR Loan shall be subject to payment of Lender's Consequential Loss, if any, which shall be payable to Lender at the time of such prepayment.

          (b) Category I Facility Balance. Prepayments of principal of the Category I Facility Balance at any time (other than in connection with full payment of all Obligations and termination of this Agreement) are prohibited without Lender's prior written consent (which consent, if requested by Borrower and granted by Lender, may be conditioned upon payment of Lender's Consequential Loss in respect of any such prepayment). Prepayment in full of the Category I Facility Balance in connection with full payment of all Obligations and termination of this Agreement shall be subject to payment of Lender's Consequential Loss, if any, which shall be payable to Lender at the time of such prepayment (in addition to any amounts payable under paragraph 2.5).

          Borrower's obligations under this paragraph 2.4a are subject to paragraph 9.10, but otherwise are in addition to Borrower's obligations under paragraph 2.5."

     "2.4b     Application of Payments and Collections.  Payments of
principal (including without limitation applications of collections and proceeds of Receivables under paragraph 3.8) under the Facility shall be applied first in reduction of the Prime Based Loan. Unless otherwise agreed, all collections and proceeds of Receivables received by Lender at any time (i) when a LIBOR Loan is outstanding but there is no Prime Based Loan outstanding, or (ii) when the Category I Facility Balance, or any portion thereof, is outstanding but there is no Category II Facility balance outstanding shall be deposited into a special cash collateral account with Lender (notwithstanding the provisions of paragraph 3.8). Collected amounts, if any, from time to time on deposit in such special cash collateral account shall continue as security for the Obligations, and shall be held for application in reduction of any future Prime Based Loan, provided, that in Lender's sole discretion, such amounts may be applied at any time to any of the Obligations (including without limitation any Category I Facility Balance or any existing or future LIBOR Loan), without prior notice.

     5. Paragraph 2.5 ("Early Termination of Facility by Borrower") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "2.5     Early Termination of Facility by Borrower.  Borrower
acknowledges that termination of the Facility by Borrower at any time prior to expiration of the Contract Term would result in the loss by Lender of benefits under this Agreement, and that the damages incurred by Lender as a result of such termination would be difficult and impractical to ascertain. Therefore, in the event Borrower notifies Lender of intended termination of the Facility at any effective time prior to expiration of the Contract Term (other than as a result of a reduction in the Credit Limit under paragraph 2.11), then, for the privilege of any such termination and as a condition to the effectiveness thereof, Borrower agrees to pay to Lender a sum certain, as liquidated damages, equal to the following applicable percentage of the Credit Limit: (i) 1.0% at any time during the period following the effective date of this Agreement through March 31, 1995, (ii) 0.5% during the period beginning April 1, 1995 through March 31, 1996, and
(iii) 0.25% during the period beginning April 1, 1996 through expiration of the contract term, which amount Borrower and Lender acknowledges to be the best estimate of the amount necessary to fairly and reasonably compensate Lender for its damages resulting from such termination."

     6. Paragraph 6.24 ("Capital Expenditures") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "6.24     Capital Expenditures.  Borrower's Capital Expenditures
during any fiscal year(including, with respect to the current fiscal year, any CapitalExpenditures prior to the effective date of this Agreement) shall not exceed the aggregate amount of $6,000,000.00 (not including expenditures for the purchase or acquisition of assets not otherwise prohibited by paragraph 6.34)."

     7. Clause (f) of paragraph 6.28 ("Limitation on Indebtedness") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "...(f) real property leases established after August 4, 1993 (not including renewals or replacements of leases existing prior to such date to the extent they do not involve increased or additional rental), provided that (i) the aggregate monthly lease obligations for such real property leases on operating locations of Borrower established after August 4, 1993 shall not exceed, at any time, $200,000.00 per calendar month and (ii) the aggregate total lease obligations for such real property leases on operating locations of Borrower established after August 4, 1993 (over the entire unexpired term of each such lease, respectively) shall not exceed, at any time $2,000,000.00,..."

     8. Paragraph 6.32 ("Dividend, Distributions") of the Financing and Security Agreement shall be amended to read in its entirety as follows:

     "6.32     Dividends, Distributions.  Borrower will not
declare, pay or issue any dividends
or other distributions in respect of its capital stock, or distribute, reserve, secure or otherwise make or commit distributions respect of its capital stock, other than annual dividends on any "Series B Cumulative Preferred Stock" of Borrower up to but not exceeding the aggregate amount of $1,200,000.00 to Safeguard Scientifics, Inc. to the extent allowed by paragraph 6.33 or, provided that no Event of Default is in existence, to any other record owners thereof."

     9. Paragraph 6.33 ("Transactions with Affiliates") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "6.33     Transactions with Affiliates.  The aggregate of all
amounts directly or indirectly paid or transferred by Borrower to or for the benefit of any Affiliate during any fiscal year, whether by way of extensions of credit, management or consulting fees, dividends, payments on other obligations or other transfers of cash or cash equivalents (including, with respect to the current fiscal year, all such amounts, if any, made by Borrower prior to the effective date of this Agreement) shall not exceed (i) $1,000,000.00 plus (ii) so long as no Event of Default is in existence, up to the maximum amount of $1,200,000.00 for the payment of dividends to Safeguard Scientifics, Inc. on the "Series B Cumulative Preferred Stock" of Borrower. Borrower will not in any event enter into any transaction with any Affiliate except in the ordinary course of business on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate, and any such transaction which involves an amount in excess of $500,000.00 shall first be specifically approved by Borrower's board of directors as being an arm's length transaction on terms no less favorable to Borrower, nor more favorable to such Affiliate, than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate. At Lender's request, Borrower will provide Lender with a written summary of transactions with Affiliates, containing such information in respect of such transactions as Lender may require.

     10.     The first sentence of Paragraph 6.35 ("Limitation on
Investments") of the Financing and Security Agreement hereby is amended to read in its entirety as follows:

     "Borrower shall not invest in or otherwise purchase or acquire the securities of any Person, the aggregate amount of which at any time exceeds $3,000,000.00."

     11. Borrower acknowledges that the Participation Agreement between Lender and PNC Bank, National Association (the Participant's Committed Amount of which was $10,000,000.00) has been terminated, effective immediately prior to the effectiveness of this First Amendment. Borrower acknowledges that effective simultaneously upon execution hereof (i) Lender has entered into a Participation Agreement with The Daiwa Bank, Ltd. (the Participant's Committed Amount of which is $8,000,000.00) and (ii) Lender and certain other Participants have agreed to amend the Participant's Committed Amount under their respective Participation Agreements. Lender and Borrower acknowledge and confirm the following in respect of Participants and the Participant's Committed Amount relative to each, and Lender's Maximum Amount, effective as of the date hereof:



                                  Participants

     Participant                Participant's                            Participant's
                               Committed Amount     Change (+ or -)     Committed Amount
                                  (existing)                                 (revised)

Barnett Bank of                 $10,000,000.00      + $4,500,000.00       $14,500,000.00
Tampa
Continental Bank                $20,000,000.00           - 0 -            $20,000,000.00
The Daiwa Bank, Ltd.                 N/A            + $8,000,000.00        $8,000,000.00
National Canada                 $15,000,000.00           - 0 -            $15,000,000.00
Finance Corp.
Sanwa Business                  $12,500,000.00     + $10,000,000.00       $22,500,000.00
Credit Corporation
Union Bank                      $12,500,000.00     + $ 7,500,000.00       $20,000,000.00

                                      Lender

     Lender                    Lender's Maximum     Change (+ or -)     Lender's Maximum
                               Amount (existing)                         Amount (revised)

NationsBank of Texas,           $45,000,000.00     + $5,000,000.00       $50,000,000.00
N.A.

Borrower acknowledges its approval of The Daiwa Bank, Ltd. as a Participant and waives the requirement of notice under paragraph 2.10 of the Financing and Security Agreement. In consideration of this First Amendment and increase of the Credit Limit as provided herein, Borrower agrees to pay to Lender a Credit Limit increase fee in the amount of $87,500.00 [which is calculated by multiplying the sum of (i) the aggregate amount of increase of each Participant's Committed Amount reflected above plus (ii) the amount of increase of Lender's Maximum Amount by one quarter of one percent (.25%)], which shall be payable upon execution hereof.

     12. This First Amendment (i) shall be deemed effective prospectively as of the effective date specified in the preamble, (ii) contains the entire agreement among the parties and may not be amended or modified except in writing signed by all parties, (iii) shall be governed and construed according to the laws of the State of Texas and
(iv) may be executed in any number of counterparts, each of which shall be valid as an original and all of which shall be one and the same agreement. A telecopy of any executed counterpart shall be deemed valid as an original.

     THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,
CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


     EXECUTED as of the effective date specified in the preamble.


                                   NATIONSBANK OF TEXAS, N.A.


                                   By:
                                        Dan Lane
                                        Assistant Vice President


                                   COMPUCOM SYSTEMS, INC.


                                   By:
                                        Robert J. Boutin
                                        Senior Vice President, Finance
                                        and Chief Financial Officer



     CONSENT BY PARTICIPANTS


     Each of the undersigned consents to Borrower's and Lender's execution of the above First Amendment to Financing and Security
Agreement:


BARNETT BANK OF TAMPA                    CONTINENTAL BANK


By:                                    By:
Name:                               Name:
Title:                                    Title:


NATIONAL CANADA FINANCE CORP.          UNION BANK


By:                                    By:
Name:                               Name:
Title:                                    Title:





SANWA BUSINESS CREDIT CORPORATION          THE DAIWA BANK, LTD.


By:                                    By:
Name:                               Name:
Title:                                    Title:


                                   By:
                                   Name:
                                   Title: